Exhibit 23.1

                             Independent Auditors' Consent

The Administrative Committee
Harman International Industries, Incorporated Retirement Savings Plan

We consent to incorporation by reference in the Registration Statement (No. 33-28973) on Form S‑8 of Harman International Industries, Incorporated of our report dated October 17, 2003, relating to the statements of net assets available for benefits as of June 26, 2003 and 2002 and the related statements of changes in net assets available for benefits for the years then ended and all related schedules, which report appears in the June 26, 2003 annual report on Form 11‑K of the Harman International Industries, Incorporated Retirement Savings Plan, as amended.

                                                                /s/ KPMG LLP
Los Angeles, California
December 2003